UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2011

TELOS CORPORATION

(Exact name of registrant as specified in charter)

Maryland	001-08443	52-0880974
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer ID No.)

19886 Ashburn Road, Ashburn, Virginia		20147-2358
(Address of principle executive offices)		(Zip Code)

(703) 724-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 1, 2011, Telos Corporation (“Telos” or the “Company”) entered into, and concurrently completed the transactions contemplated by, the Asset Purchase Agreement (the “Agreement”) with IT Logistics Inc., an Alabama Corporation (“ITL”), and its sole stockholder. The Agreement provides for the purchase of certain assets relating to the operation of ITL’s business of providing survey, design, engineering, and installation services of inside and outside plant secure networking infrastructure and program management expertise. Under the terms of the Agreement, Telos is assuming certain liabilities of ITL, principally liabilities that accrue on or after July 1, 2011, under certain contracts assumed by Telos.

The purchase price for the assets (in addition to the assumed liabilities described above) consisted of (1) $8 million payable on July 1, 2011, (2) $7 million payable in ten monthly payments of $700,000, together with interest on the unpaid balance of such amount at the rate of 0.50% per annum, beginning on August 1, 2011 and on the first day of each subsequent month thereafter, and (3) a subordinated promissory note (the “Note”) with a principal amount of $15 million. The Note accrues interest at a rate of 6.0% per annum beginning November 1, 2012, and is payable on July 1, 2041. The entire unpaid principal balance plus accrued and unpaid interest is due and payable upon the occurrence of a Change in Control (as defined in the Note), provided that all “Senior Obligations” are satisfied prior to or concurrent with such Change in Control. For purposes of the Note, “Senior Obligations” means, collectively, all (1) outstanding indebtedness of Telos, and (2) amounts due to the holders of the outstanding shares of the Company’s Series A-1 Redeemable Preferred Stock, Series A-2 Redeemable Preferred Stock, and 12% Cumulative Exchangeable Preferred Stock (or any securities redeemable or exchangeable for any of the foregoing) upon a Change in Control, upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Telos, or otherwise.

ITL had been a Telos subcontractor for several years, utilized by the Company’s Secure Networks Solutions business line. The acquisition allows the Company to internally maintain the capacity for the work ITL performs, instead of subcontracting such work. Major General John W. Maluda, who serves on the Company’s board of directors, served on the advisory board of ITL, and this relationship was disclosed to the Company’s board of directors before its consideration of the acquisition. General Maluda did not have any financial stake in ITL and did not receive any benefit from the sale of its assets to Telos.

The foregoing summary of the material terms and conditions of the Agreement and the Note are not complete and are qualified in their entirety by the full text of the Agreement and the Note, which are filed as Exhibits 2 and 4, respectively, to this Form 8-K and are incorporated herein by reference. The representations and warranties contained in those exhibits, however, are not intended for potential investors about the current state of affairs of the parties to those exhibits.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The financial statements required by this Item with respect to the acquisition described in Item 2.01 above will be filed as an exhibit to an amendment of this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item with respect to the acquisition described in Item 2.01 above will be filed as an exhibit to an amendment of this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(d) Exhibits

Exhibit 2	Asset Purchase Agreement, dated as of July 1, 2011, by and among Telos Corporation, IT Logistics, Inc. and Tim Wilbanks.

Exhibit 4	Subordinated Non-Transferrable Promissory Note, dated July 1, 2011, issued to IT Logistics, Inc. by Telos Corporation in the principal amount of $15 million.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 8, 2011

TELOS CORPORATION

By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer